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                                                                   EXHIBIT 23.02


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Windrose Medical Properties Trust for the registration of $250,000,000 of common stock and to the incorporation by reference therein of our report dated May 23, 2003 with respect to the statement of revenues over certain operating expenses of the properties acquired (the "MPA Properties") by Windrose Medical Properties L.P. with Windrose Medical Properties Trust from Medical Properties of America LLC for the year ended December 31, 2002 included in Windrose Medical Properties Trust's amended Current Report on Form 8-K/A filed on July 30, 2003 with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Nashville, Tennessee
January 23, 2004